UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):        August 9, 2005

BPP LIQUIDATING TRUST

(Exact Name of Registrant as Specified in Its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

1-9524	02-6148466
(Commission File Number)	(I.R.S. Employer Identification No.)

450 B Street, Suite 1900, San Diego, California	92101
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (619) 641-1141

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01             Entry into a Material Definitive Agreement.

As previously disclosed, BPP Liquidating Trust (the “Trust”) and certain other persons and entities have been involved in legal proceedings in the Superior Court of the State of California, County of San Bernardino, with 19 tenants at the Company’s former Lake Arrowhead Village property (the “Arrowhead Property”).  The litigation involved tort and contract claims dating as far back as 1998.   Effective August 1, 2005, the Trust and all the other parties to the lawsuit entered into a settlement agreement which disposed of all claims asserted in the lawsuit and all known and unknown claims between the plaintiffs and the defendants, including the Trust.  On August 9, 2005, at the request of the parties, the Court ordered the case dismissed, but retained limited jurisdiction for the purpose of enforcing the terms of the settlement agreement.  The Trust will make aggregate settlement payments, net of payments made by its insurer, equal to $270,000 to the Plaintiffs.  The settlement agreement provides for the defendants to receive approximately two-thirds of the aggregate settlement amount on or before August 19, 2005.  Defendants also will receive payments from escrow, subject to certain conditions, in installments to be made on or after July 31, 2007, and on or after August 31, 2007.  The settlement agreement also includes mutual covenants not to sue and mutual releases of all known and unknown claims among the parties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BPP LIQUIDATING TRUST

	By:	/s/ Scott C. Verges
	Name:	Scott C. Verges
	Title:	Co-Trustee

	By:	/s/ Douglas P. Wilson
	Name:	Douglas P. Wilson
	Title:	Co-Trustee

Date: August 11, 2005